Exhibit 99.1

Marinus Pharmaceuticals Appoints Joe Hulihan, M.D., as Chief Medical Officer

RADNOR, PA., October 29, 2019 (GLOBE NEWSWIRE) — Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) (“Marinus” or “Company”), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy, depression and other neuropsychiatric disorders, today announced that Joe Hulihan, MD, has been appointed Chief Medical Officer. Dr. Hulihan will succeed outgoing CMO, Lorianne Masuoka, MD, who is retiring from the position.

“On behalf of the entire Marinus team and Board of Directors, I welcome Joe at this exciting time at Marinus and thank Lorianne for her dedicated service,” said Scott Braunstein, MD, Chief Executive Officer of Marinus. “Joe’s extensive knowledge in the fields of neurology and psychiatry, both from the industry and clinician perspective, will be invaluable as we continue to develop ganaxolone treatments for the most challenging epilepsies and neuropsychiatric disorders. I look forward to working with Joe as we prepare for our End-of-Phase 2 meeting with the FDA and advance ganaxolone in a Phase 3 study in patients with Refractory Status Epilepticus.”

“I am very proud of our accomplishments since I joined as CMO in 2017, especially the initiation of two phase 3 clinical trials in children with debilitating CDKL5 deficiency disorder and PCDH19-related epilepsy,” said Dr. Lorianne Masuoka, outgoing Chief Medical Officer at Marinus. “I am confident the Company will successfully carry forward the development of ganaxolone to improve the lives of patients suffering from life-threatening medical conditions.”

Dr. Hulihan commented, “I am very excited to join Marinus and to have the opportunity to build on the important work done by Lorianne and the broader team. I look forward to leveraging my diverse medical, clinical and industry expertise within the neurology and psychiatry space to explore additional potential applications of ganaxolone.  Furthermore, I am particularly enthusiastic with the recent positive Phase 2 data in patients with refractory status epilepticus and eager to be involved in the design and execution of the Phase 3 study.”

Dr. Hulihan brings close to 30 years of experience in clinical drug development, medical affairs and research in numerous conditions in neurology and psychiatry including epilepsy, ADHD, schizophrenia and mood disorders.  He is a board-certified neurologist and clinical neurophysiologist.  Most recently, he was principal at Paradigm Neuroscience, where he provided consulting services including clinical and strategic support for neurotherapeutics in all phases of development.  Prior to that, Dr. Hulihan spent 15 years at Johnson & Johnson in roles of increasing responsibility with a primary focus on neurology and psychiatry.  Most recently he served as Global Medical Affairs Leader, Neuroscience (mood disorders) at Janssen Global Services, LLC.  Other roles included Vice President, CNS Medical Affairs at Janssen and Director, CNS Research, Clinical Affairs at Ortho-McNeil Pharmaceutical.  Dr. Hulihan has served as a principal investigator, member of the clinical development team, group supervisor, and study physician on more than 25 late-stage CNS focused clinical trials and authored more than 70 published papers.  He received his medical degree from Drexel University School of Medicine, with Honors in Neurology.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus is conducting the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and has recently release top-line data from Phase 2 studies in women with postpartum depression and patients with refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

Contact:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

lcaperelli@marinuspharma.com

484-801-4674